Exhibit 99.1

FOR IMMEDIATE RELEASE

November 12, 2007

MICRONETICS REPORTS A 93% INCREASE IN QUARTERLY REVENUE FOR Q2 FY2008 Hudson, NH — (BUSINESS WIRE) – November 12, 2007 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its second quarter (Q2 FY2008) and six months ended September 30, 2007, which include the results of MICA Microwave Corporation (“MICA”) from the acquisition date of June 5, 2007.

Net sales for Q2 FY2008 were $9.8 million, an increase of 93% or $4.7 million compared to $5.1 million for Q2 FY2007. Included in Q2 FY2008 was $1.3 million in net sales attributable to MICA. The increase in net sales resulted from both organic sales growth of the Company’s high-powered amplifier products, as well as from net sales associated with MICA. For Q2 FY2008 the Company reported net income of $618,159 or $.12 per diluted share, as compared to net income of $41,260 or $0.01 per diluted share for Q2 FY2007.

Net sales for the six months ended September 30, 2007 were $16.1 million, an increase of 35% or $4.2 million compared to $11.9 million for the six months ended September 30, 2006. Included in the period was $1.9 million in net sales attributable to MICA. The organic increase in net sales was primarily attributable to an increase in net sales of the Company’s high-powered amplifier products. For the six months ended September 30, 2007 the Company reported net income of $803,253 or $.16 per diluted share, as compared to net income of $589,553 or $0.12 per diluted share for the six months ended September 30, 2006.

Backlog at September 30, 2007 was $15.9 million, as compared to backlog of $19.0 million at June 30, 2007. Bookings during Q2 FY2008 were $6.5 million, as compared to $10.0 million in Q1 FY2008.

David Robbins, Micronetics’ President and CEO stated, “We are pleased with our Q2 financial performance, as we demonstrated improvement over our first quarter of fiscal 2008. The $6.5 million in bookings in the quarter reflects ongoing growth of our core business. We are excited about the pipeline of opportunities in our growth business segments: jamming devices for military and In-flight broadband communications, which we expect to convert into significant bookings over the next few quarters. The integration of MICA is also expected to add to our bookings growth. In addition, we will continue to expand our manufacturing capacity to support our customer’s requirements.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2007.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended September 30,
	2007	2006
Net sales	9,763	5,061
Gross profit	3,652	1,748
Research and development	159	224
Selling, general and Administrative expenses	1,992	1,136
Amortization of intangibles	183	178
Other (expense)	(237)	(52)
Income before income taxes	1,081	156
Provision for income taxes	463	115
Net income	618	41
Net income per common share:
Basic	0.12	0.01
Diluted	0.12	0.01
Weighted average shares
Basic	4,975	4,642
Diluted	5,013	4,808

INCOME STATEMENT DATA

($000s omitted except per share data)

	Six Months Ended September 30,
	2007	2006
Net sales	16,074	11,868
Gross profit	6,045	4,784
Research and development	313	412
Selling, general and Administrative expenses	3,630	2,836
Amortization of intangibles	366	356
Other (expense)	(240)	(109)
Income before income taxes	1,496	1,070
Provision for income taxes	693	481
Net income	803	590
Net income per common share:
Basic	0.16	0.13
Diluted	0.16	0.12
Weighted average shares
Basic	4,874	4,627
Diluted	4,911	4,884

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 131